Exhibit 99.1
EPR PROPERTIES REPORTS FOURTH QUARTER AND
2012 YEAR-END RESULTS
~Increases 2013 Earnings and Investment Spending Guidance~

Kansas City, MO, February 26, 2013 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2012.

Total revenue was $83.4 million for the fourth quarter of 2012, representing an 11% increase from $75.4 million for the same quarter in 2011. Net income available to common shareholders was $18.8 million, or $0.40 per diluted common share, for the fourth quarter of 2012 compared to $31.9 million, or $0.68 per diluted common share, for the same quarter in 2011. Funds From Operations (FFO) for the fourth quarter of 2012 was $41.0 million, or $0.87 per diluted common share, compared to $42.6 million, or $0.91 per diluted common share, for the same period in 2011. FFO as adjusted for the fourth quarter of 2012 was $45.1 million, or $0.96 per diluted common share, compared to $42.4 million, or $0.90 per diluted common share, for the same period in 2011, an increase of 7% per share.

Total revenue was $321.8 million for the year ended December 31, 2012, representing an 8% increase from $298.3 million for the year ended December 31, 2011. Net income available to common shareholders was $93.2 million, or $1.98 per diluted common share, for the year ended December 31, 2012 compared to $84.3 million, or $1.80 per diluted common share, for the year ended December 31, 2011. Funds From Operations (FFO) for the year ended December 31, 2012 was $168.8 million, or $3.59 per diluted common share, compared to $150.3 million, or $3.20 per diluted common share, for the year ended December 31, 2011. FFO as adjusted for the year ended December 31, 2012 was $173.8 million, or $3.69 per diluted common share, compared to $160.8 million, or $3.43 per diluted common share, for the year ended December 31, 2011, an increase of 8% per share.

David Brain, President and CEO, commented, "The fourth quarter was a continuation of the positive momentum we have been reporting throughout the year, allowing us to deliver an 8% annual increase in FFO as adjusted per share and complete approximately $300 million in total annual investments. We are optimistic about the year ahead as we maintain a strong investment pipeline, and when combined with our strong balance sheet, we believe that we are well-positioned to grow earnings and support our increased dividend level."

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$41,037	$0.87	$42,595	$0.91
Transaction costs	31	—	233	—
Costs associated with loan refinancing or payoff, net	150	—	(390)	(0.01)
Preferred share redemption costs	3,888	0.09	—	—
FFO as adjusted	$45,106	$0.96	$42,438	$0.90

Dividends declared per common share		$0.75		$0.70
FFO as adjusted payout ratio		78%		78%

	Year Ended December 31,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$168,839	$3.59	$150,291	$3.20
Transaction costs	404	0.01	1,730	0.04
Costs associated with loan refinancing or payoff, net	627	0.01	5,998	0.13
Preferred share redemption costs	3,888	0.08	2,769	0.06
FFO as adjusted	$173,758	$3.69	$160,788	$3.43

Dividends declared per common share		$3.00		$2.80
FFO as adjusted payout ratio		81%		82%

Portfolio Update

As of December 31, 2012, the Company's portfolio of entertainment properties consisted of 10.7 million square feet and was 98% leased, including 113 megaplex theatres that were 99% leased. The Company's portfolio of education properties consisted of 2.3 million square feet, including 38 public charter schools, and was 100% leased. The Company's portfolio of recreation properties was 100% leased. The combined portfolio consisted of 13.9 million square feet and was 98% leased.

As of December 31, 2012, the Company's real estate mortgage loan portfolio had a carrying value of $455.8 million and included financing provided for entertainment, education and recreation properties. Additionally, the Company had $196.2 million in land held for development.

Investment Update

The Company's investment spending in the fourth quarter of 2012 totaled $95.9 million and included investments in each of its three primary operating segments. Total investment spending for 2012 was $298.1 million.

Entertainment investment spending of $35.7 million in the fourth quarter of 2012 related primarily to $22.0 million of financing provided to North Carolina Music Factory, an existing live-performance anchored entertainment retail center in Charlotte, North Carolina, as well as investments in build-to-suit construction of eight megaplex theatres and five other entertainment properties that are subject to long-term triple net leases or mortgages.

Education investment spending of $12.8 million in the fourth quarter of 2012 related primarily to investments in build-to-suit construction of nine public charter schools that are subject to long-term triple net leases or mortgages.

Recreation investment spending of $42.7 million in the fourth quarter of 2012 related primarily to the purchase of the Wisp ski resort in McHenry, Maryland, and funding mortgage note agreements with Peak Resorts, Inc. (Peak) for additional improvements at existing properties and Peak's acquisition of a metropolitan ski resort in Ohio. Additionally, the Company funded build-to-suit construction of three golf-entertainment complexes for TopGolf that are subject to long-term triple net leases or mortgages.

Other investment spending totaled $4.7 million in the fourth quarter of 2012 and related primarily to the land held for development in Sullivan County, New York. The Company continues to progress with the development of a planned casino and resort property in Sullivan County, and the Company obtained important local approvals for its comprehensive development plan subsequent to year-end.

Progress on Vineyard and Winery Sales

The Company continues to make progress toward selling its remaining vineyard and winery investments. During the fourth quarter of 2012, the Company completed the sale of the remaining vineyard and winery assets at its Buena Vista property and the sale of the Carneros custom crush facility for total proceeds of $32.0 million. The Company recognized a net loss on the sales of $0.7 million. In addition, the Company has two agreements pending for the sale of another leased winery as well as three other unleased vineyard and winery properties. In conjunction with these agreements, the Company recorded impairment charges of $8.0 million during the fourth quarter of 2012. While there is no assurance that these transactions will close, the carrying value of vineyard and winery assets is expected to be down to approximately $28.0 million subsequent to these sales.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 41% at December 31, 2012. Combined unrestricted cash and credit line capacity at December 31, 2012 was approximately $371.0 million.

As previously announced, on October 12, 2012, the Company issued 5.0 million shares of 6.625% Series F cumulative redeemable preferred shares in a registered public offering at a purchase price of $25.00 per share resulting in net proceeds of approximately $120.6 million, after underwriting discounts and expenses. Additionally, on November 5, 2012, the Company redeemed all 4.6 million outstanding shares of its 7.375% Series D cumulative redeemable preferred shares for a total aggregate redemption price of approximately $115.8 million.

Dividend Information

The Company is announcing a dividend for the first quarter of 2013 of $0.79 per common share. This dividend is payable on April 15, 2013 to shareholders of record as of March 28, 2013 and represents an annualized dividend of $3.16 per common share, a 5.3% increase over the prior year.

In addition, our Board has approved the payment of dividends to common shareholders on a monthly basis beginning in the second quarter of 2013. Accordingly, it is expected that the first monthly dividend will be payable on May 15, 2013 to common shareholders of record on April 30, 2013. No changes in timing are anticipated related to dividends on preferred shares.

Guidance Update

The Company is increasing its 2013 guidance for FFO per diluted share to $3.79 to $3.94, from the previous guidance of $3.77 to $3.92, and increasing its 2013 investment spending guidance to $300 million to $350 million, from the previous guidance of $275 million to $325 million. Approximately one-third of the expected investment spending in 2013 relates to carry-over spending on build-to-suit projects initiated in 2012.

Quarterly and Year-End Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2012 is available on the Company's website at www.eprkc.com.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Rental revenue	$61,031	$57,025	$238,440	$224,253
Tenant reimbursements	4,780	4,370	18,575	17,965
Other income	434	106	769	427
Mortgage and other financing income	17,117	13,947	64,002	55,633
Total revenue	83,362	75,448	321,786	298,278
Property operating expense	6,915	5,647	25,283	24,216
Other expense	408	390	1,681	1,947
General and administrative expense	5,396	5,045	23,170	20,173
Costs associated with loan refinancing or payoff, net	150	(390)	627	3,700
Interest expense, net	20,062	17,658	76,656	71,481
Transaction costs	31	233	404	1,727
Impairment charges	6,872	—	10,870	18,684
Depreciation and amortization	13,192	11,527	50,254	45,755
Income before equity in income from joint ventures and discontinued operations	30,336	35,338	132,841	110,595
Equity in income from joint ventures	358	616	1,025	2,847
Income from continuing operations	$30,694	$35,954	$133,866	$113,442
Discontinued operations:
Income (loss) from discontinued operations	441	778	864	(346)
Impairment charges	(1,107)	—	(13,039)	(17,372)
Transaction costs	—	—	—	(3)
Gain (loss) on sale or acquisition of real estate	(747)	1,236	(27)	19,545
Net income	29,281	37,968	121,664	115,266
Add: Net income attributable to noncontrolling interests	(47)	(25)	(108)	(38)
Net income attributable to EPR Properties	29,234	37,943	121,556	115,228
Preferred dividend requirements	(6,503)	(6,003)	(24,508)	(28,140)
Preferred share redemption costs	(3,888)	—	(3,888)	(2,769)
Net income available to common shareholders of EPR Properties	$18,843	$31,940	$93,160	$84,319
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.43	$0.64	$2.25	$1.77
Income (loss) from discontinued operations	(0.03)	0.04	(0.26)	0.04
Net income available to common shareholders	$0.40	$0.68	$1.99	$1.81
Diluted earnings per share data:
Income from continuing operations	$0.43	$0.64	$2.24	$1.76
Income (loss) from discontinued operations	(0.03)	0.04	(0.26)	0.04
Net income available to common shareholders	$0.40	$0.68	$1.98	$1.80
Shares used for computation (in thousands):
Basic	46,850	46,726	46,798	46,640
Diluted	47,090	46,967	47,049	46,901

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income available to common shareholders of EPR Properties	$18,843	$31,940	$93,160	$84,319
Loss (gain) on sale or acquisition of property	747	(1,236)	27	(19,545)
Real estate depreciation and amortization	13,318	11,773	51,162	49,009
Allocated share of joint venture depreciation	150	118	581	452
Impairment charges	7,979	—	23,909	36,056
FFO available to common shareholders of EPR Properties	$41,037	$42,595	$168,839	$150,291
FFO per common share attributable to EPR Properties:
Basic	$0.88	$0.91	$3.61	$3.22
Diluted	0.87	0.91	3.59	3.20
Shares used for computation (in thousands):
Basic	46,850	46,726	46,798	46,640
Diluted	47,090	46,967	47,049	46,901
Other financial information:
Straight-lined rental revenue	$927	$298	$4,632	$966
Dividends per common share	$0.75	$0.70	$3.00	$2.80

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on acquisitions. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three months and years ended December 31, 2012 and 2011 because the effect is anti-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2012	2011
Assets
Rental properties, net of accumulated depreciation of $375,684 and $335,116 at December 31, 2012 and 2011, respectively	$1,885,093	$1,819,176
Rental properties held for sale, net	2,788	4,696
Land held for development	196,177	184,457
Property under development	29,376	22,761
Mortgage notes and related accrued interest receivable, net	455,752	325,097
Investment in a direct financing lease, net	234,089	233,619
Investment in joint ventures	11,971	25,053
Cash and cash equivalents	10,664	14,625
Restricted cash	23,991	19,312
Deferred financing costs, net	19,679	18,527
Accounts receivable, net	38,738	35,005
Other assets	38,412	31,667
Total assets	$2,946,732	$2,733,997
Liabilities and Equity
Accounts payable and accrued liabilities	$65,481	$36,036
Dividends payable	41,186	38,711
Unearned rents and interest	11,333	6,850
Long-term debt	1,368,832	1,154,295
Total liabilities	1,486,832	1,235,892
EPR Properties shareholders’ equity	1,459,521	1,470,049
Noncontrolling interests	377	28,054
Equity	1,459,898	1,498,103
Total liabilities and equity	$2,946,730	$2,733,995

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.